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                                                                      EXHIBIT 14

E D O   C O R P O R A T I O N   S T A N D A R D S

[PICTURES]

ETHICAL BUSINESS CONDUCT

For All EDO Employees

[EDO CORPORATION LOGO]

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               COMPANY-WIDE ETHICS HOT LINE NUMBER: 1.800.622.0012

 You will be in direct contact with the appropriate representative at EDO who will speak with you in confidence.

 Your anonymity will be protected if your situation requires that your identity be kept confidential.

If you are unsure of what to do in any situation . . .SEEK GUIDANCE BEFORE YOU
                                      ACT.

TABLE OF CONTENTS

Letter to EDO Employees ................................       1
High Standards of Ethics - Essential to Our Success ....       3
Our Responsibilities....................................       4
Obeying the Law ........................................       5
Competition ............................................       5
Conflicts of Interest ..................................       7
Government Contracts ...................................       9
Payments to Government Personnel .......................      10
Gratuities and Kickbacks ...............................      11
Entertainment and Gifts ................................      12
Political Contributions ................................      13
Help is Available for Maintaining EDO's Standards ......      14
How We Solve Ethics Problems at EDO ....................      14
Ethics Help is Available ...............................      15
Securities Laws ........................................      17
International Shipments, Imports and Exports ...........      19
Computer Protocol ......................................      21
Sexual Harassment - A Zero Tolerance Policy ............      23
Affirmative Action Policy ..............................      25

                                                                            2003

Dear Fellow EDO Employees,

EDO Corporation has a long-standing reputation for business integrity. This is the EDO way of doing business and we view this as an essential Corporate asset. This reputation was built by generations of staff members who have understood the high value we place on honesty, fair dealings and ethical business practice.

Every day, in every situation, each of us must uphold EDO's standards. If a potential course of action seems questionable, seek guidance. We encourage open communications regarding any possible violation of EDO's ethical principles and business practices.

This booklet is designed to help you understand what EDO expects of you in situations that you may face on the job, in a summary manner. Specific policies and procedures should be referred to for more detailed guidance. This booklet cannot and does not attempt to cover every ethical issue, but the basics are reviewed here to help your understanding. We believe the EDO staff will unquestionably take the proper action when they have the facts they need to form correct judgements.

We want you to be sensitive to situations that could result in illegal, unethical or improper actions. We ask that you should also be alert to activities that even appear to look improper.

Our reputation is in your hands. Each of us must maintain and demand from others high ethical standards. Let us continue to demonstrate the integrity and honesty associated with the EDO way of doing business.

                                                 /s/ James M. Smith
                                                 -----------------------
                                                 James M. Smith
                                                 Chairman, President and CEO

                                 EDO Corporation

                            Ethical Business Conduct

EDO has a long-standing reputation for business integrity, which is an essential corporate asset

HIGH STANDARDS OF ETHICS - ESSENTIAL TO OUR SUCCESS

         This booklet covers a wide range of business policies and procedures that flow from the company's commitment to ethical business conduct. These policies apply to all EDO officers, directors, and employees and they must conduct themselves accordingly. To help avoid even the appearance of improper behavior, many of our standards go beyond legal requirements.

Specifically addressed are:

         -   Obeying the Law

         -   Competition

         -   Conflicts of Interest

         -   Government Contracts

         -   Payments to Government Personnel

         -   Gratuities and Kickbacks

         -   Entertainment and Gifts

         -   Political Contributions

         -   Securities Laws

         -   Import/Export Control Policies

         -   Misuse of Electronic Equipment

         -   Prohibition of Sexual Harassment

         -   Affirmative Action Policy

         Also included in this booklet is a section that addresses how we at EDO solve ethics problems.

         Each of us must become informed enough about these practices so that we can operate with the highest degree of personal integrity and honesty. Should we be in conflict with the interpretation of a practice, we must then seek consultation with a more knowledgeable authority such as a Supervisor, a Human Resources Representative or the EDO Ethics Hot Line.

         EDO views seriously its commitment to ethical business conduct. The company will take disciplinary action against those who violate company policies and procedures.

         Government business requires strict adherence to our standards of ethics, and often includes the need to comply with special government regulations. If you are working on government business, you need to know and pay special attention to these requirements.

         if you are in a situation which you believe may be in violation of EDO policy, follow the guidelines to action recommended on page 14 of this booklet.

                                                                               3

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                                 EDO Corporation

                            Ethical Business Conduct

Each of us must maintain and demand from others high ethical standards

OUR RESPONSIBILITIES

THE COMPANY

         Under our Standards, the Company is responsible for:

         - Providing all employees with clear guidelines on matters of everyday business conduct;

         - Maintaining working conditions at all locations supportive of employee responsibilities under these Standards;

         - Recognizing employees who make an exemplary effort to implement and uphold the Standards; and

         - Implementing the EDO Corporation Standards of Ethical Business Conduct by:

             - Distributing the EDO Corporation Standards of Ethical Business Conduct booklet to all employees,

             - Ensuring that all employees are aware of and understand the Standards,

             - Providing continuing counsel on company rules and regulations to any employee who seeks it, and

             -   Enforcing compliance with the Standards,

SUPERVISORS

         Under these Standards, all levels of supervision have a special responsibility for the implementation of the Standards of Ethical Business Conduct, and they will be measured in their performance for:

         - Demonstrating their own commitment by conducting themselves and managing their departments and the activities of all employees under their supervision in accordance with the Standards;

         - Stressing to all employees, in word and deed, the need for a continuing commitment to the Standards; and

         - Maintaining a workplace environment that encourages frank and open communication, free of the fear of reprisal,

ALL EMPLOYEES

         Under these Standards, all employees, regardless of position, are responsible for and will be measured in their performance for:

         - Upholding the Standards and the policies, procedures, and practices that support them as demonstrated by their daily business conduct;

4

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                                 EDO Corporation

                            Ethical Business Conduct

Good customer relationships are based on integrity and trust

         - Contributing to a workplace environment that is conducive to the maintenance of the Standards in daily business activities;

         - Reviewing, regularly, their knowledge and understanding of the Standards;

         - Seeking help when the proper course of action is unclear or unknown;

         - Remaining alert and sensitive to situations which could result in actions by any employee that are unlawful, unethical, in violation of the Standards or the policies and procedures that support the Standards, or otherwise improper;

         - Advising fellow employees when it appears they may be in danger of violating the Standards or Company policies and procedures; and

         - Reporting violations of the Standards to those to whom responsibility has been assigned.

OBEYING THE LAW

OBEYING THE LAW IS THE FOUNDATION FOR EDO'S ETHICAL STANDARDS.

         EDO regards the laws of the cities, states, and nations in which we conduct business as inviolable contracts with the citizens of these communities. In all EDO business activities, each of us shall respect and obey these laws.

COMPETITION

WE RESPECT THE RIGHTS OF THE COMPETITORS, CUSTOMERS, AND SUPPLIERS.

         We are fair and honest. The only competitive advantages we seek are those gained through superior research, engineering, manufacturing, and marketing. It is our intent to win business through excellent products and services, never through unethical or questionable business practices. We do not engage in unfair or illegal trade practices.

         Good customer relationships are based on integrity and trust. It is against EDO's policy to engage in unethical or illegal activity to win or keep business.

         Each EDO employee shall consider personal and corporate integrity an absolute quality in ail business activities on behalf of EDO. One customer should not get preferred treatment over another. Such treatment includes unauthorized services or special contract terms -- unless they have been approved in advance by management.

         It is our duty as representatives of EDO to exercise good judgment. All information we provide about EDO products and services should be correct.

                                                                               5

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                                 EDO Corporation

                            Ethical Business Conduct

Always employ professional business practices in selecting sources, in negoti-tion, in awarding business, and in the administration of purchasing activities

         Basic honesty is the key to ethical behavior. Trustworthiness in the marketplace is essential to building solid and lasting relationships with our customers.

ACCURATE RECORD-KEEPING IS ESSENTIAL TO HONEST COMPETITION.

         Although only a few EDO employees are tasked to maintain accounting records, we all, indirectly, help keep the company's records. For example, the data from our time charges will become the basis for EDO charges to customers.

         EDO policy requires that each staff member maintain their own time charges. Mischarging of time is illegal and subject to disciplinary action leading to the termination of employment, it is essential that all entries be accurate so that the proper customer be charged for the employee's time.

         Many employees regularly use business expense accounts, commonly referred to as travel and entertainment expenses. These expenses must be documented and recorded accurately. If you are not sure whether a potential expense is allowable, the correct approach is to ask your Supervisor.

         Employees in the Accounting Department, or others who keep the company's official records have an added professional responsibility. They must maintain EDO's books, records, accounts, and financial statements in a manner which is both accurate and auditable. It is against EDO's policy to make entries that intentionally conceal or disguise the true nature of any transaction. No funds or accounts should be kept for purposes not fully and accurately disclosed. Unrecorded or "off the books" funds or assets should not be kept for any purpose.

         Each of us must be certain that our records are accurate and maintained according to all applicable laws and regulations. If you have reason to believe that some aspect of EDO's record-keeping is not being conducted properly, talk to your Supervisor or follow the guidelines to action recommended on page 14 of this booklet.

MANY OF US ARE INVOLVED IN PURCHASING ACTIVITIES, EVEN THOUGH WE ARE NOT IN THE PURCHASING DEPARTMENT.

         For example, you may be an engineer whose drawings generate a list of approved suppliers. Or you may decide which suppliers meet or exceed our quality standards. You may send out artwork or printing, recommending preferred sources. Or you may select

6

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                                 EDO Corporation

                            Ethical Business Conduct

It is extremely important to avoid EDO business actions that appear to be influenced by personal interests freight carriers or software vendors. Whenever you are involved in purchasing, it is important to be objective and fair.

         Always employ professional business practices in selecting sources, in negotiations, in awarding business, and in the administration of purchasing activities. The best approach is to be friendly, but strictly business-oriented. It is wrong to create the impression that a supplier has a "friend" at EDO exerting special influence.

         In deciding among competing suppliers, it is important to be impartial. The decision to place a supplier on a bidding list should be based on:

         -   Product or service quality

         -   Level of service

         -   Price

         -   Financial stability

         -   Reliability

         Ultimately, the best interests of all concerned are served when EDO and its suppliers derive mutual benefit from relationships. The way to ensure this is to conduct business fairly, impartially, and honestly.

SUCCESSFUL COMPETITION REQUIRES HIGH QUALITY.

         Quality is the cornerstone of our commitment to our customers and is essential to our ability to compete. EDO is committed to total quality leadership. It is our mission to produce, support, and continually improve upon effective, reliable, quality products and services which meet or exceed all of our customers' requirements and expectations.

         Quality goes beyond ethical considerations and encompasses all of our efforts to honor our commitments, seek maximum responsibility, and have a bias for action while serving our customers. Our quality standards and guidelines help define our corporate goals, among them, a good working relationship with our customer based on truth and integrity.

         As a corporation, we are committed to providing our customers with quality products and services. Individual dedication to excellence permits us to honor that commitment.

CONFLICTS OF INTEREST

WE EXPECT EDO EMPLOYEES TO AVOID ANY ASSOCIATION WHICH MIGHT CONFLICT WITH THEIR LOYALTY TO THE COMPANY OR COMPROMISE THEIR JUDGMENT.

                                                                               7

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                                 EDO Corporation

                            Ethical Business Conduct

Preserving EDO's assets depends upon a strong sense of ethics by the individuals to whose care they are entrusted

         A conflict of interest arises when a person's private interests and his or her business responsibilities are at odds. It may help to ask yourself these questions:

         - Are you sure that your job-related decisions are made on sound business principles?

         - Have you permitted your personal interest to influence your EDO business decisions?

         It is extremely important to avoid EDO business actions that appear to be influenced by personal interests.

         By policy, no employee, if he or she is in the position to influence transactions, shall have an interest of more than one percent in any firm which deals with EDO. Such an interest must be disclosed to EDO's General Counsel. In addition, no employee shall place himself or herself in a position to influence the award by EDO of a contract, or to negotiate a contract on behalf of EDO with an organization in which a relative or close personal friend of the employee is a member of its management, without first disclosing such relationship to EDO's General Counsel and obtaining his or her approval for such actions.

         Although it may not be a conflict of interest, for many employees it is usually inappropriate to have a "moonlighting" job, either in a business you own, or one owned by another. If you are contemplating additional outside duties, discuss the situation thoroughly with your Supervisor first. Should you actively pursue an outside job during off-work hours, Human Resources must be notified in writing.

         Actual conflict of interest need not be present for a problem to arise. Its mere appearance must be avoided. Conflict of interest can arise innocently because of circumstances alone, without deliberate action on the part of an individual. Conflicts of interest are sometimes not clear-cut. Correct action may require consultation with higher levels of management, or the Company's General Counsel. So, before you act, it is especially important to discuss areas of concern with your Supervisor.

INSIDE INFORMATION

         Another area of potential conflict is "inside information." Employees who have access to confidential information as part of their job are not permitted to use or share that information for stock trading purposes. To use such nonpublic information for financial benefit not only is unethical it is clearly illegal. THIS INCLUDES POSTING INFORMATION AND SPECULATION TO PUBLIC OR PRIVATE ELECTRONIC MESSAGE BOARDS.

8
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                                 EDO Corporation
                            Ethical Business Conduct

Loyalty to EDO also requires that employees help preserve EDO's assets, many of which are of great value.

EDO policies and procedures are based heavily on trust and respect for the individual

     These include physical items and proprietary information.

     Proprietary information needs to be handled carefully. This includes EDO's intellectual property, such as:

     -    Patents

     -    Trademarks

     -    Trade secrets

     -    Copyrights

Proprietary information also includes:

     -    Business, marketing, and service plans, such as the Strategic Plan

     -    Engineering and manufacturing skills

     -    Designs

     -    Internal data bases

     -    Personnel records

     -    Salary information

     -    Unpublished financial data and reports

     -    Employee lists, including Company telephone directories

     Any unauthorized use or disclosure of these types of information would violate EDO's standards. It would also be illegal, and could bring civil and even criminal penalties.

     We should all ensure that EDO property under our control is properly used, employing adequate control and safeguards. In addition, sensitive information should be stored and protected on a need-to-know basis, precluding unauthorized access, use or removal.

     Preserving EDO's assets depends upon a strong sense of ethics by the individuals to whose care they are entrusted.

     If you have any questions about your ethical responsibilities in this area, follow the guidelines to action recommended on page 14 of this booklet.

GOVERNMENT CONTRACTS

     EDO products and services are marketed in the United States and internationally through vigorous competition. All EDO employees who are involved in International business must receive a briefing by General Counsel, or their designee, on prescribed conduct as outlined in the Foreign Corrupt Practices Act
(FCPA) prior to contacting any

                                                                               9
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                                 EDO Corporation
                            Ethical Business Conduct


We do not offer or accept kickbacks or bribes, or gifts of any value

Foreign National. Since we deal with many governments, we must take care to comply with the special laws, rules, and regulations which govern these contracts.

     These laws and regulations may require evidence that detailed rules have, in fact, been followed. We must take care of safeguarding government property and classified data in our possession.

     In doing business with all governments, it is important to know the rules applicable to that government, If you are in doubt, discuss the matter with your Supervisor or, if appropriate, General Counsel, or their designee.

     On defense-related projects, be particularly alert to soliciting, accepting or possessing classified information for which you are not authorized, if you are authorized to have access to classified information, know and follow the rules for handling such information.

     In many areas of business practice, the U.S. Government has determined special rules of behavior which may differ from acceptable commercial practices. No employee shall offer or accept illegal or improper payments under any circumstances. This includes gratuities offered to U.S. Government officials or employees, however innocent in purpose and whether or not the employee seeks reimbursement from EDO. In addition, marketing, accounting, record keeping, purchasing, and quality - among other areas -require special attention including:

     -    Accounting for costs

     -    Proposal and bidding procedures

     -    Pricing

     - Discussing potential employment with U.S. Government procurement officials

     -    Maintenance of time records

     -    Compliance with contract obligations

PAYMENT TO GOVERNMENT PERSONNEL

     We do not make illegal payments to government officials of any country. In the case of U.S. Federal Government employees, our policy prohibits giving them anything of value. The promise, offer or delivery to an officer or employee of the U.S. Government of a gift, favor or other gratuity (i.e., anything of value) would not only violate EDO policy, it may also violate the law.

     It is clear that you must take special care when working with U.S. Government employees. You should investigate whether there are regulations imposed upon other customers you serve - state, local, and foreign government employees and representatives

10
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                                 EDO Corporation
                            Ethical Business Conduct

from the commercial sector. Awareness will help you avoid inappropriate and possibly illegal situations.

Our policy prohibits company contributions to political candidates even where such contributions are lawful

GRATUITIES AND KICKBACKS

WE DO NOT OFFER OR ACCEPT BRIBES, GIFTS OR KICKBACKS OF ANY VALUE.

     No employee shall give, offer, or discuss giving or offering, a gratuity (i.e., anything of more than modest value) to any official or employee of the U.S. Government, however innocent in purpose and whether or not the employee seeks reimbursement from the Company. Examples of gratuities are the following: meals which exceed the allowable single or aggregate annual limit, transportation by taxi or private automobile (even where there is no additional expense in providing such service to the Government personnel), tickets to athletic or cultural events, parties and other social gatherings and loans of cash or property. Modest value is defined as gifts of $20 or less. A government employee may accept unsolicited gifts having an aggregate market value of $20 or less per occasion, provided that the aggregate market value of individual gifts received from any one person (contractor) shall not exceed $50 in a calendar year. "Gift" does not include modest items of food and refreshments, such as soft drinks, coffee and pastries, offered as other than as part of a meal (for example, meeting refreshments.)

         However, those employees who are registered lobbyists or who otherwise regularly represent the Company with U.S. Congressmen and staff are subject to, and must follow, more detailed special policy guidance.

     It is EDO's policy to reimburse employees for all approved expenses resulting from conducting business on behalf of EDO Corporation. In accordance with the Anti-kickback Act of 1986, no employee will provide, attempt to provide, offer to provide, solicit, accept, or attempt to accept a kickback.

     The purpose of business entertainment and gifts in a commercial or industrial setting is to create good will and sound working relationships. Their purpose is not to gain special advantage with customers. You are violating ethical behavior when your actions unduly influence recipients, make them feel obligated to pay EDO back or violate their own standards of conduct. It is your duty to exercise good judgment and to act with moderation in offering entertainment or gratuities.

     Practices in offering and accepting business gratuities vary among the markets we serve. It is important to observe a customer's regulations regarding gratuities.

                                                                              11
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                                 EDO Corporation
                            Ethical Business Conduct

We at EDO understand that ethical business conduct depends upon the cooperation and full support all

     The approval of your General Manager is required before deciding to give or receive a business gratuity. The General Manager will also be the sole designee of those individuals who are deemed to be commercial representatives. Any requests to add a commercial representative shall be submitted in writing to the General Manager for approval.

     Our marketing activities must not entice representatives of customers to place their own personal interests above those of the organizations they represent.

ENTERTAINMENT AND GIFTS

     EDO considers the proper handling of gifts and entertainment as an important element in our business relationships and reputation. It is important that all employees understand how to handle the legal and ethical issues associated with gifts and entertainment and how they can affect our relationships and reputation.

     A business gift is never permitted if prohibited by law or regulation, prohibited by known policies of the intended recipient's employer, intended to improperly influence, or would have the appearance of improperly influencing, the intended recipient.

     The issue of gifts and gratuities also has legal implications when the government, either within or outside of the United States, is involved. Serious consequences can result from mishandling these relationships. Please refer to the sections entitled "Government Contracts", "Payments to Government Personnel" and "Gratuities and Kickbacks" for information on this issue within those contexts.

     Business gifts and entertainment are courtesies designed to build goodwill and improve working relationships among business partners. However, we do not want to obtain business through improper means or use improper means to gain any special advantage in our relationships. Business gifts that compromise, or even appear to compromise, our ability to make fair and objective business decisions are, at all times, inappropriate.

     Reasonable business entertainment and gifts of nominal value are permitted, as long as what is offered is consistent with usual business practice, cannot be construed as a bribe or a payoff, is not in violation of any law or company policy and would not embarrass the Company or individual if disclosed publicly. Customer entertainment should be agreed upon in advance with a supervisor. These guidelines apply to anything given or received as a result of a business relationship for which the recipient does not pay fair market value, including things such as travel, lodging, goods, services and entertainment. These guidelines apply at all times, and do not change during traditional gift-giving seasons or during a business or special event. Items of nominal value are generally acceptable, but acceptance

12
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                                 EDO Corporation
                            Ethical Business Conduct

of even low-value items can be improper if done on a too frequent basis, and/or come from the same sources repeatedly.

As EDO employees, we have tremendous responsibility to sustain EDO's image as an ethical company

     Solicitation of gifts is never appropriate. Our customers, suppliers and consultants are asked from time to time whether our employees have solicited them for gifts or entertainment. This is done in order to ensure our integrity in these relationships.

POLITICAL CONTRIBUTIONS

     Our policy prohibits Company contributions to political candidates even where such contributions are lawful. Company contributions to political parties in connection with elections also are prohibited. We encourage individual employees to be involved in the political process, however, and to make personal contributions as they see fit.

     Good citizenship is fostered by taking part in activities on a local, regional, state or national level and expressing personal views on government, legislation, and other matters of public interest.

     However, there is a difference between being politically active personally, and being politically active as a representative of EDO. When we speak out on public issues, we must take care not to give the appearance of acting on EDO's behalf unless authorized to do so. In addition, EDO employees may not allow personal political efforts to infringe on their normal workday commitments to EDO. EDO facilities and equipment may not be used for personal political purposes.

     Employees may participate in the EDO Political Action Committee (EDOPAC). EDOPAC channels members' voluntary contributions to those candidates whose business philosophies are consistent with EDO's. Other than administrative costs, no corporate funds or property are used in connection with EDOPAC.

     Many laws regulate corporate political activity. United States Federal law prohibits corporations from making contributions to candidates running for Federal office. No corporation can do this. Although some state and local governments allow corporations to make political contributions within the state, our own internal policy prohibits us from doing so. The following activities are generally prohibited as a matter of company policy and may be illegal:

     - The purchase of a subscription to or advertising in any type of political publication

     - The use of company cars or other EDO property by political organizations, candidates or their staffs in connection with a political campaign

     - The use of corporate funds to purchase seats or tables at political dinners and political fund raising events

                                                                              13
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                                 EDO Corporation
                            Ethical Business Conduct

If you are unsure of what to do in any situation... seek guidance before you act

     -    The use of the EDO name in political or campaign literature

     If you are contemplating these activities, seek advice from the chair of the EDOPAC, Vice President, Washington Operations

HELP IS AVAILABLE FOR MAINTAINING EDO'S STANDARDS

     As EDO employees, we have tremendous responsibility to sustain EDO's image as an ethical company. Continued honesty and integrity are vitally important. Let us do our best each day to maintain our standards. In doing so, we will contribute immensely to EDO's success.

     EDO policies and procedures are based heavily on trust and respect for the individual. We at EDO understand that ethical business conduct depends upon the cooperation and full support of all.

     If you have questions about ethics, follow the guidelines to action recommended below. If you are unsure of what to do in any situation, seek guidance before you act.

HOW WE SOLVE ETHICS PROBLEMS AT EDO

     Some ethics issues we face are clear-cut and easily addressed. If the question involves a matter of law, we follow the law. But often, the questions are not so clear-cut and present us with difficult choices. It is impossible, of course, to prepare in advance for all possible problems. So, the best course of action is to understand clearly the way to solve such problems.

     These are steps to keep in mind:

1.   GET ALL THE FACTS.

     It is difficult enough to find answers with the facts; it is impossible to reach intelligent solutions without them.

2.   ASK YOURSELF: WHAT SPECIFICALLY AM I BEING TO DO?

     It should enable you to bring into sharp focus the proposed question you are faced with, and what alternatives you may have.

3.   CLARIFY YOUR RESPONSIBILITY.

     Most situations we face involve shared responsibility. Are all other parties informed? By getting others involved, and airing the problem, a good course of action usually begins to come into focus.

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                                 EDO Corporation
                            Ethical Business Conduct

Everyday, in every situation, each of us must uphold EDO's Standards

4.   IS IT FAIR?

     When the problem is not a clear-cut matter of law or company policy, this simple question is often a useful guide. If a course of action seems unfair, focus on why it seems unfair and who specifically may be wronged. Is it our customer? EDO's interests? Other employees? In many cases, the best course for ethical purposes is also the one that seems fairest to all concerned.

5.   DISCUSS THE PROBLEM WITH YOUR SUPERVISOR.

     This is the basic guidance for most situations, and should be considered during any of the above steps. In most cases, your Supervisor will have a broader perspective than you do, and will appreciate being brought into the decision-making process before it is too late. Supervisors have a prime responsibility to help you solve problems.

ETHICS HELP IS AVAILABLE

     In the rare case where it may not be appropriate to discuss an ethics issue with your Supervisor, perhaps you can discuss it locally with your Human Resources Representative or follow the process for internal contact for your business unit. If that also is not appropriate, you can take advantage of the toll-free number.

     COMPANY-WIDE ETHICS HOT LINE NUMBER: 1.800.622.0012

     This will put you in direct contact with the appropriate representative at EDO who will speak with you in confidence. This representative reports directly to the Chairperson of the Audit Committee in matters of ethics.

For employees who prefer to write, address your concerns to:

         EDO CORPORATION
         Ethics Office
         60 East 42nd Street
         42nd Floor
         New York, NY 10165

Your anonymity will be protected if your situation requires that your identity be kept secret. If you are unsure of what to do in any situation...

                                          SEEK GUIDANCE BEFORE YOU ACT.

                                                                              15
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                                 EDO Corporation
                            Ethical Business Conduct

                                SECURITIES LAWS

Insider information is confidential and should not be acted upon in connection with the purchase or sale of EDO's or any other company's securities or communicated to others

SECURITIES LAWS

     Federal and state laws prohibit the purchase or sale of EDO's (or any other public company's) securities on the basis of MATERIAL INSIDE INFORMATION. Material Inside Information is defined as information which has not been released to the public and which is likely to affect the value of the company's stock. A person who, during the course of work for a company, obtains such information can be considered an "insider". This means that that person is liable to legal action and subject to civil and criminal penalties should he or she buy or sell company stock on the basis of the inside information. That person is also liable if he or she caused or "tips" others to buy or sell the company's shares on the basis of his information. Therefore, such information is confidential and should not be acted upon in connection with the purchase or sale of EDO's or any other company's securities or communicated to others.

     If any staff member has a question regarding securities matters, contact EDO's General Counsel.

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                                EDO Corporation
                            Ethical Business Conduct

Each EDO business unit will have a designated Export Compliance Specialist, responsible for the management of this area

INTERNATIONAL SHIPMENTS, IMPORTS AND EXPORTS

     It is EDO's policy to comply with the import and export laws of the countries in which we do business, as well as all applicable U.S. laws regarding proper business conduct, including U.S. Government licensing of exports of the Company's products and technology. Laws and regulations include, but are not limited to , the Foreign Corrupt Practices Act, trading with the Enemy Act and the Arms Export Control Act; each of which is dictated by U.S. statutes and carries severe penalties for offenders.

     Each EDO business unit will have a designated Export Compliance Specialist, responsible for the management of this area. (This may be a shared resource with another business unit.) If you have a question or concern regarding anything in this area, please contact the Specialist for your business unit.

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                                 EDO Corporation
                            Ethical Business Conduct

EDO has zero tolerance for discrimination or harassment of ANY type.

COMPUTER PROTOCOL

     EDO staff members are reminded that ALL company computer systems are and will be monitored for appropriate use. This includes internet access, stand alone computer software installations (that is unauthorized "borrowed" copies being installed), telephone voice mail and electronic mail (email).

     Appropriate use means that transmitted (voice and email) correspondence should be limited to business purposes, not personal mail, and certainly NOT as the vehicle for disseminating "jokes", "for sale" information, solicitations of any type, and other personal observations that one would not want to be publicly broadcast. Email is not confidential.

     Staff members who violate company policy regarding the creation of a hostile working environment via the electronic or other distribution of statements or material that is unflattering, obscene, threatening or otherwise inappropriate, on a race, gender, religion, disability, veteran, national origin or age basis are subject to disciplinary steps that include termination of employment.

     EDO HAS ZERO TOLERANCE FOR DISCRIMINATION OR HARASSMENT OF ANY TYPE.

     If you ever have a problem with any material communicated in this manner, please contact either your local Human Resources Representative, your General Manager or the Vice President of Human Resources immediately.

                                                                              21
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                                 EDO Corporation
                            Ethical Business Conduct

                   SEXUAL HARASSMENT - A ZERO TOLERANCE POLICY

The management of EDO Corporation is responsible for and fully committed to the prevention or elimination of sexual harassment in our work place.

SEXUAL HARASSMENT - A ZERO TOLERANCE POLICY

     Harassment on the basis of sex is a form of discrimination, and a violation of Title VII of the Civil Rights Act of 1964. Thus EDO Corporation reaffirms its policy that all staff members have the right to be free from sexual discrimination by any member of the work force or others who are on the premises. This community includes, but is not limited to, employees, contractors, vendors, and visitors.

     Employees should review the SEXUAL HARASSMENT - A ZERO TOLERANCE Brochure specifically detailing policies and procedures. In addition, there are specific requirements for Supervisors, of which they must be aware.

     Unwelcome sexual advances or requests for sexual favors, as a condition of employment or career advancement by a member of supervision, will not be tolerated. In addition, verbal or nonverbal speech or action between supervisor and staff member or between two or more staff members or others that creates a hostile work environment will not be condoned.

     If a staff member has a sexual harassment problem, they should make it absolutely clear to the other person(s) that their behavior or actions are unwelcome and that it must stop at once, If they feel uncomfortable about approaching the individual(s) directly, then they should request that their immediate supervisor speak on their behalf. If this does not stop the unwanted actions or comments, then contact the facility Human Resources Representative or the Vice President of Human Resources, and appropriate disciplinary action will be taken, up to and including dismissal. It may even lead to personal, legal, and financial liabilities when it has been shown that willful sexual harassment exists against any staff member who files a sexual grievance.

     The management of EDO Corporation is responsible for and fully committed to the prevention and elimination of sexual harassment in our work place.

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                                 EDO Corporation
                            Ethical Business Conduct

Our Affirmative Action Program at EDO Corporation is intended to effect attainment of these goals in our organization

AFFIRMATIVE ACTION POLICY

     We at EDO Corporation believe that it is important to the future of our country for discriminatory barriers to be eliminated so that every person will be equal in their pursuit of employment opportunities regardless of race, religion, color, national origin, ancestry, age, gender, disability, or veteran status. These pursuits include, but are not limited to recruiting, hiring, transfer, promotion, layoff, recall from layoff, "fringe benefits," compensation, training, education, and tuition assistance, and social and recreational programs.

     We also believe that under the Equal Employment Opportunity doctrine, only ability and perseverance should limit an individual's advancement. Furthermore, we know that both the interests of our nation and our Company are best served when we help staff members to progress.

     We believe these goals will never be reached unless all people and all organizations dedicate themselves to their attainment. Our Affirmative Action Program at EDO Corporation is intended to effect attainment of these goals in our organization.

     If you have questions regarding this policy, contact your local Human Resources Representative.

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                                 EDO CORPORATION

          60 East 42nd Street - 42nd Floor - New York, NY 10165 - USA

                                www.edocorp.com

                             [EDO CORPORATION LOGO]